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                                                                    EXHIBIT 99.1

                                   March 21, 2002



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549


         Re:   Arthur Andersen LLP

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X adopted by the Securities and Exchange Commission, Arthur Andersen has represented to us the following regarding the audit of our consolidated balance sheets as of October 27, 2001 and October 28, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended October 27, 2001:

         The audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

                             Sincerely,

                             Brocade Communications Systems, Inc.

                             /s/ Antonio Canova

                             Antonio Canova
                             Vice President, Finance and Chief Financial Officer